Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PITTSBURGH & WEST	POWER REIT
VIRGINIA RAILROAD

(Exact Name of Registrant as Specified in its Charter)	(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	Maryland
(State or other jurisdiction of	(State or other jurisdiction of
incorporation or organization)	incorporation or organization)

6798	6798
(Primary Standard Industrial	(Primary Standard Industrial
Classification Code Number)	Classification Code Number)

25-6002536	45-3116572
(I.R.S. Employer	(I.R.S. Employer
Identification No.)	Identification No.)

55 Edison Avenue
West Babylon, NY  11704
 (212) 750-0373
(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)

David H. Lesser
CEO & Chairman of the Board
Power REIT
Pittsburgh & West Virginia Railroad
55 Edison Avenue
West Babylon, NY  11704 (212) 750-0373
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Kevin Acklin, Esq.
Leech Tishman Fuscaldo & Lampl LLC
525 William Penn Place; 30th Floor
Pittsburgh, PA 15219
412-261-1600

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective and the consummation of the Reincorporation Merger described herein.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 20, 2011

POWER REIT
PITTSBURGH & WEST VIRGINIA RAILROAD

Up to 1,623,250 Common Shares of Beneficial Interest
Issuable Upon Consummation of the Reincorporation Merger

PITTSBURGH & WEST VIRGINIA RAILROAD, a Pennsylvania business trust (“PW”), is seeking to create shareholder value by expanding its business plan and investment strategy to invest in infrastructure assets consistent with maintaining its real-estate investment trust (“REIT”) status.  Currently, the Company is pursuing opportunities in the energy and transportation sectors.  The Board of Trustees believes the Company’s broadened investment strategy should enable the Company to utilize its public REIT status and capitalize on the significant opportunities that exist in the infrastructure industry.  The Company’s business plan and infrastructure investment strategy is expected to build on its historical ownership of the Pittsburgh & West Virginia Railroad, which is currently triple-net leased to Norfolk Southern Corporation.

In order to execute its investment strategy, the Board of Trustees of PW believes that it is in PW’s best interests to conform to REIT industry conventions by reincorporating PW as a Maryland REIT trust and establishing an umbrella partnership subsidiary (“UPREIT”) to provide additional transaction and structuring flexibility. Furthermore, the Board of Trustees believes the name “Power REIT” is more reflective of the broadened business plan and focus of the Company.

The Board of Trustees of PW and the Board of Trustees of POWER REIT, a Maryland REIT trust and wholly-owned subsidiary of PW (“Power REIT”, and together with “PW” and each of their direct and indirect subsidiaries, the “Company”), have each approved the reincorporation of PW from the Commonwealth of Pennsylvania to the State of Maryland, which will be accomplished through the merger (the “Reincorporation Merger”) of PW with POWER REIT PA, a Pennsylvania limited liability company and wholly-owned subsidiary of Power REIT (“Power REIT PA”).  The Reincorporation Merger will be completed pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) substantially in the form attached as an Exhibit to this prospectus.  Upon the effectiveness of the Reincorporation Merger, holders of PW common shares will receive one newly issued common share, $0.001 par value per share, of Power REIT for each common share of PW they own, without any action of shareholders required, and PW will survive the Reincorporation Merger as a wholly-owned subsidiary of Power REIT.

Following the consummation of the Reincorporation Merger, Power REIT intends to reorganize itself into an umbrella partnership REIT structure (the “UPREIT Reorganization”) by contributing the equity shares of PW to Power REIT, LP, a to be formed Delaware limited partnership (the “Operating Partnership”).  The Operating Partnership will be controlled by Power REIT as the sole general partner of the Operating Partnership.  Upon the completion of the UPREIT Reorganization, Power REIT will initially own all of the equity interests of the Operating Partnership, and PW will continue as a wholly-owned subsidiary of the Operating Partnership.

Each of Power REIT and Power REIT PA was formed specifically for the purposes of consummating the Reincorporation Merger, and neither entity has conducted any business nor has any material assets or liabilities.  After the consummation of the Reincorporation Merger, Power REIT intends to continue to be treated for tax purposes as a REIT.  The number of issued and outstanding shares of Power REIT immediately following the Reincorporation Merger will be equal to the number of issued and outstanding shares of PW immediately prior to the Reincorporation Merger.  In addition, it is expected that the shares of Power REIT issued in exchange for the shares of PW upon the consummation of the Reincorporation Merger will continue to be listed and traded on the AMEX under the symbol “PW.”

The purpose of the Reincorporation Merger is to reincorporate the Company in Maryland and to conform to the corporate form we believe to be typical for most REITs.  The Board of Trustees believes that Maryland has more comprehensive laws governing REITs and courts with greater expertise than Pennsylvania in addressing REITs and REIT related issues.  Thus, we believe Maryland has developed a greater body of relevant case law which may provide the Trustees, management, lenders and transaction counterparties with greater certainty and predictability in management and affairs of the Company.  As a result, the Board of Trustees believes that reincorporating PW as a Maryland REIT trust and being governed by Maryland law, like many publicly traded REITs in its peer group, is in the best interest of the Company.

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The purpose of the UPREIT Reorganization is to allow Power REIT to acquire and hold its properties through the Operating Partnership, which may provide Power REIT with greater pricing and flexibility in acquisition and financing transactions such as by making available certain tax advantages to sellers of assets, lenders and investors. The UPREIT structure is widely used by REITs and provides significant benefits through increased flexibility in structuring transactions that are consistent with maintaining REIT status.  We believe all of these benefits will improve market acceptance of Power REIT as an acquirer of assets and are expected to create shareholder value as the Company pursues its business plan.    As a result, the Board of Trustees believes that completing the UPREIT Reorganization is in the best interest of the Company.

It is possible that factors outside the control of the Company could result in the Reincorporation Merger being completed at a later time, or not at all, or that the Trustees may, in their sole discretion and without notice to you, cancel, delay or modify the Reincorporation Merger and/or UPREIT Reorganization at any time for any reason.

We are not asking you for a proxy and you are requested not to send us a proxy.  No shareholder action is required to effect the Reincorporation Merger or the UPREIT Reorganization.  See “Reincorporation Merger - No Appraisal or Dissenters’ Rights” on page 3 of this prospectus.

INVESTING IN OUR COMMON SHARES INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

  The date of this prospectus is October 20, 2011.

 ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about the Company from other documents that are not included in or delivered with this prospectus.  This information is available to you through the SEC’s website at www.sec.gov or from us, without charge, upon your request.  You can obtain the documents incorporated by reference into this prospectus by requesting them in writing or by telephone from the Company at the following address and telephone number:

Power REIT
Pittsburgh & West Virginia Railroad
55 Edison Avenue
West Babylon, NY  11704
 (212) 750-0373

For more information, see “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Company,” “we,” “our” and “us” refer to Power REIT and Pittsburgh & West Virginia Railroad, and their direct and indirect subsidiaries, unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference in this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements include the words “may,” “would,” “could,” “likely,” “should,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as statements relating to our acquisition, development and expansion plans, objectives or expectations, our liquidity projections and similar topics. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve them or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on those forward-looking statements. You should read this prospectus thoroughly with the understanding that actual future results may be materially different from what we expect. In particular, you should read the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results.

The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•	general economic conditions in market areas where we conduct business;

•	business conditions in the railroad and transportation industry or other infrastructure industries in which we might invest;

•	the regulatory environment;

•	fluctuations in interest rates;

•	costs related to pursuing broader business strategies;

•	the ability of the Company to maintain its REIT status;

•	the performance of existing investments or new investments that the Company may make; and

•	other material items.

We undertake no obligation to update publicly forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in PW’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and assumptions relevant to our business in PW’s Annual Reports on Form 10-K, PW’s Quarterly Reports on Form 10-Q and PW’s Current Reports on Form 8-K incorporated by reference herein. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about the Company, the Reincorporation Merger and the UPREIT Reorganization and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Information about the Company

Power REIT

Power REIT was formed as a Maryland REIT trust on August 26, 2011 specifically for the purposes of consummating the Reincorporation Merger.  Power REIT has not conducted any business nor holds any material assets or liabilities, other than the equity shares of Power REIT PA.  After the consummation of the Reincorporation Merger, Power REIT intends to be treated for tax purposes as a REIT.  As such, the trust itself will be exempt from federal and state income tax, to the extent that its income is distributed to shareholders. However, dividends paid by Power REIT are ordinary taxable income to its shareholders. In order to maintain qualified status, at least 90% of ordinary taxable income must be distributed.

Power REIT PA

Power REIT PA, a Pennsylvania limited liability company, is a wholly-owned subsidiary of Power REIT that was formed on August 29, 2011 for the purpose of effecting the Reincorporation Merger.  After the consummation of the Reincorporation Merger, Power REIT PA will cease to exist, and PW will survive the merger with Power REIT PA and become a wholly-owned subsidiary of Power REIT.

Pittsburgh & West Virginia Railroad

PW was organized in Pennsylvania in 1967, as a business trust, for the purpose of acquiring the business and property of a small leased railroad. The railroad was leased in 1964 to Norfolk and Western Railway Company, now known as Norfolk Southern Corporation (“NSC”), by PW’s predecessor company for 99 years in exchange for fixed annual rent payments, with the right of unlimited renewal by NSC for additional 99 year periods under the same terms and conditions, including the same annual rent payments.  Wheeling & Lake Erie Railway Company (“WLE”) subleases from NSC the right of way and real estate owned by PW.  The sublease is substantially similar by virtue of NSC’s assignment and WLE’s assumption of the rights and obligations of the original lease between PW and NSC.  We collectively refer to NSC and WLE as “Railroad Lessee.”

PW’s current business consists solely of the ownership of the properties subject to the lease, and of collection of rent thereon.  The rent received is $915,000 per year, in cash, which amount is fixed and unvarying for the life of the lease, including any renewal periods.  In addition, the lease provides that certain non-cash items be recorded as rental income each year.  These entries are equal in amount to the sum of (1) PW's federal income tax deductions for depreciation, retirements, and amortization of debt discount expenses, and (2) all other expenses of PW, except those expenses incurred for the benefit of its shareholders.  For financial reporting purposes, only the cash income is reported, because the non-cash items, although recorded under the terms of the lease, have no financial value because of the indeterminate settlement date.

PW has elected to be treated for tax purposes as a REIT. As such, the trust itself is exempt from federal income tax, to the extent that its income is distributed to shareholders. However, dividends paid by PW are ordinary taxable income to its shareholders. In order to maintain qualified status, at least 90% of ordinary taxable income must be distributed.  Upon completion of the Reincorporation Merger, PW will be a wholly-owned subsidiary of Power REIT.

PW currently has no employees.  Accounting services and other general administrative services are provided through a contract with an affiliate of our Secretary and Treasurer.  After the Reincorporation Merger, the Secretary and Treasurer of PW will continue to provide accounting and other general administrative services to Power REIT.  The Company intends to expand its business operations and may hire employees, advisors and/or consultants after the Reincorporation Merger.

PW’s shares are listed, and upon the consummation of the Reincorporation Merger, we expect that Power REIT’s shares will be listed, for trading on the AMEX under the symbol of “PW.”

Risk Factors

Before investing in shares of the Company, you should carefully consider all of the information contained in or as incorporated by reference into this prospectus, as well as the specific factors under the heading “Risk Factors.”

Reincorporation Merger

Our Board of Trustees has approved the change of the Company’s state of incorporation from Pennsylvania to Maryland, which will be accomplished through the merger of PW with Power REIT PA (the “Reincorporation Merger”).  Upon the effectiveness of the Reincorporation Merger, holders of PW common shares will receive one newly issued common share of Power REIT for each common share of PW they own, without any action of shareholders required, and PW will survive the Reincorporation Merger as a wholly-owned subsidiary of Power REIT.  The Company believes that after the Reincorporation Merger, we will continue to be organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”).  For more information about the Reincorporation Merger, see “Questions and Answers Relating to the Transactions.”

As a result of the Reincorporation Merger, the Maryland statute governing real estate investment trusts formed under the laws of Maryland (the “Maryland REIT Law”) will govern the affairs of the Company.  Pennsylvania law would no longer apply to the Company, but will continue to govern the affairs of PW as a Pennsylvania business trust.  Immediately following the Reincorporation Merger:

•	Our name will change from “Pittsburgh & West Virginia Railroad” to “Power REIT”.

•	Our headquarters will continue to be located in West Babylon, New York. We will not necessarily establish any offices or operations in Maryland as a result of the Reincorporation Merger.

•
Our business and management will not change substantially and will continue as they were immediately before the Reincorporation Merger, and the PW trustees elected at the PW 2011 annual meeting will serve as Trustees of Power REIT until the Power REIT 2012 annual meeting.

•	Our fiscal year, assets, liabilities and dividend policies will be substantially the same as immediately before the Reincorporation Merger.

•	Each outstanding common share of beneficial interest of PW will convert into one common share of beneficial interest of Power REIT, without any action of shareholders required.

Our Board of Trustees believes the Reincorporation Merger is in the best interest of the Company because Maryland has more comprehensive laws governing REITs and courts with greater expertise than Pennsylvania in addressing REITs and REIT related issues.  Thus, we believe Maryland has developed a greater body or relevant case law which may provide the Trustees and management greater certainty and predictability in management and affairs of the Company.

Merger Agreement

PW and Power REIT have agreed to consummate the Reincorporation Merger under the terms of an Agreement and Plan of Merger dated as of [•], 2011 (the “Merger Agreement”), by and among PW, Power REIT and Power REIT PA. The Board of Trustees of each of PW and Power REIT has approved the merger of PW and Power REIT PA pursuant to the terms and conditions of the Merger Agreement and subject to all regulatory approvals required.

Form of the Merger

Pursuant to the Merger Agreement, Power REIT PA will be merged with and into PW, with PW continuing as the surviving entity as a wholly-owned subsidiary of Power REIT.  The Reincorporation Merger will not result in any immediate change to the Company’s business, policies, assets or liabilities of the Company.  Following the merger, the principal executive offices of Power REIT will have the same address and telephone number as those of PW and Mellon Investor Services LLC will continue to serve as Power REIT’s transfer agent.

Effective Time

The Reincorporation Merger will take effect (the “Effective Time”) upon the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Pennsylvania.  At the Effective Time, the separate existence of Power REIT PA will cease, PW will become a wholly-owned subsidiary of Power REIT, and the shareholders of PW will become shareholders of Power REIT.

Merger Consideration

At the Effective Time, holders of PW common shares will receive one newly issued common share of Power REIT for each common share of PW they own at the Effective Time, without any action required by PW’s shareholders.  The number of issued and outstanding shares of Power REIT immediately following the Effective Time will be equal to the number of issued and outstanding shares of PW immediately prior to the Effective Time. We expect that the common shares of Power REIT issued in connection with the Reincorporation Merger will continue to be listed and traded on the AMEX under the symbol “PW.”

Shareholder Rights

Holders of Power REIT common shares will be entitled to receive dividends when, as and if declared by our Board of Trustees, out of funds legally available for distribution.  If Power REIT were to liquidate, dissolve or wind up its affairs, holders of common shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of Power REIT’s debts and other liabilities and the preferential amounts owing with respect to any of its outstanding preferred shares.  Holders of common shares will have no preemptive rights, which means they have no right to acquire any additional common or preferred shares or any other security that Power REIT may issue at a later date.

The holders of Power REIT common shares will be entitled to cast one vote for each share on all matters presented to our holders for a vote.

No Appraisal or Dissenters’ Rights

Under Pennsylvania law and PW’s Declaration of Trust and Regulations, the holders of PW common shares are not entitled to appraisal or dissenters’ rights in connection with the Reincorporation Merger. We are not asking for your vote or soliciting that you send us a proxy in connection with the Reincorporation Merger.

Management

Immediately following the Effective Time, the Board of Trustees and officers of Power REIT will be composed of the current Board of Trustees and officers of PW, and will continue to serve in accordance with the same terms as they would otherwise have served as Trustees or officers of PW.

Expected Timing of the Reincorporation Merger

We currently expect to complete the Reincorporation Merger immediately following the effectiveness of our Registration Statement subject to receipt of any required regulatory approvals.  It is possible that factors outside the control of the Company could result in the Reincorporation Merger being completed at a later time, or not at all, or that the Trustees may, in their sole discretion and without notice to you, cancel, delay or modify the Reincorporation Merger at any time for any reason.

UPREIT Reorganization

Following the consummation of the Reorganization Merger, the Company expects to reorganize itself into an umbrella partnership REIT structure (the “UPREIT Reorganization”).  We expect that the UPREIT Reorganization will be accomplished through the contribution by Power REIT of its holdings of equity shares of PW to Power REIT, LP a to be formed Delaware limited partnership (the “Operating Partnership”).  In exchange for the contribution of the shares of PW to the Operating Partnership, Power REIT will receive limited partnership interests in the Operating Partnership, and PW will thus become a wholly-owned subsidiary of the Operating Partnership.

The Operating Partnership will be controlled by Power REIT as the sole general partner of the Operating Partnership.  After the UPREIT Reorganization, the Company will conduct substantially all of its business through the Operating Partnership and own substantially all of its assets through the Operating Partnership, whether directly or indirectly through subsidiaries of the Operating Partnership, such as PW.  Power REIT will manage the affairs of the Operating Partnership by directing the affairs of the Operating Partnership as its sole general partner.  For more information about the UPREIT Reorganization, see “Questions and Answers Relating to the Transactions.”

Expected Timing of the UPREIT Reorganization

We currently expect to complete the UPREIT Reorganization following the consummation of our Reincorporation Merger subject to receipt of any required regulatory approvals.  It is possible that factors outside the control of the Company could result in the UPREIT Reorganization being completed at a later time, or not at all, or that the Trustees may, in their sole discretion and without notice to you, cancel, delay or modify the UPREIT Reorganization at any time for any reason.

Federal Income Tax Consequences

The Reincorporation Merger and UPREIT Reorganization (together, the “Transactions”) are intended to be tax free transactions under the Code.  Accordingly, no gain or loss will be recognized by the holders of shares of PW as a result of the Transactions, and no gain or loss will be recognized by PW or Power REIT.  Each holder of the former shares of PW will have the same tax basis in the shares of Power REIT immediately after the Effective Time as such holder had in the shares of PW immediately prior to the Effective Time.  The holding period with respect to the shares of Power REIT will include the period during which such holder held the corresponding PW shares, provided such shares were held by such holder as a capital asset immediately prior to the Effective Time.  The Company has not obtained a ruling from the Internal Revenue Service with respect to the tax consequences of the Transactions.  See “Material Federal Income Tax Consequences.”

The foregoing is only a summary of certain federal income tax consequences.  You should consult your own tax advisor regarding the federal tax consequences of the Transactions as well as any potential consequences under the laws of any other jurisdiction.

RISK FACTORS

An investment in the Company’s common shares involves risks.  Anyone who is making an investment decision regarding the Company’s securities should carefully consider the following risk factors, together with all of the other information included in, or incorporated by reference into, this prospectus before making that decision. Some of these factors relate principally to the Company’s business and business plans. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations. If any of the matters included in the following risks were to occur, the Company’s business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Relating to the Transactions

Maryland law may be less favorable than Pennsylvania law in certain circumstances, including possible anti-takeover effects under Maryland law.

Certain provisions of Maryland law and Power REIT’s Declaration of Trust and Bylaws permit our Board of Trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject under Pennsylvania law and PW’s Declaration of Trust and Regulations.  The business combination provisions of Maryland law (if our Board of Trustees decides to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provisions in our Bylaws are rescinded), the limitations on removal of Trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest.

There may be other circumstances, where Maryland is less favorable than Pennsylvania law with respect to shareholder rights or the operations of the Company.  Although the Company believes Maryland has a well established body of REIT case law, such case law may be adverse to the interests of the Company in certain circumstances.

You have no dissenters’ or appraisal rights in connection with the Transactions.

Under Pennsylvania law and PW’s Declaration of Trust and Regulations, you will not be entitled to dissenters’ or appraisal rights of appraisal in connection with the Transactions.  Accordingly, if the Transactions are completed, you will not be entitled to ask for an alternative valuation of your PW common shares. We are not asking for your vote or soliciting that you send us a proxy in connection with the Transactions.

The UPREIT structure will make Power REIT a holding company with most of its assets held by the Operating Partnership and its ability to make dividends dependent on Operating Partnership distributions.

Because Power REIT expects to form an Operating Partnership and generally conduct its operations and hold its assets through the Operating Partnership, Power REIT’s ability to service its debt obligations and its ability to pay dividends on its common shares will be strictly dependent upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make intercompany distributions to Power REIT. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership is prohibited from making any distribution to Power REIT to the extent that at the time of the distribution, after giving effect to the distribution, the total liabilities of the Operating Partnership (other than some non-recourse liabilities and some liabilities to the partners) would exceed the fair market value of the assets of the Operating Partnership.

Although, it is currently expected that the Company will reorganize itself into an UPREIT structure following the Reincorporation Merger, there can be no assurance as to the timing of the UPREIT Reorganization or that the UPREIT Reorganization will occur at all.  Delays or non-consummation of the UPREIT Reorganization may impact the Company’s business plans, future results and market perception.

Adoption of the UPREIT structure could inhibit Power REIT from selling properties or retiring debt that would otherwise be in the best interest of Power REIT.

To ensure that the sellers of properties are able to contribute properties to the Operating Partnership on a tax-deferred basis, the seller of such properties may require Power REIT to agree to maintain a certain level of minimum debt at the Operating Partnership level and refrain from selling such properties for a period of time. Adoption of the UPREIT structure, therefore, could inhibit Power REIT from selling properties or retiring debt that would otherwise be in the best interest of Power REIT.

The interest of Power REIT may be diluted upon the issuance of additional units of the Operating Partnership.

Upon the issuance of units of the Operating Partnership, the interest of Power REIT (and therefore that of Power REIT’s shareholders) in assets of the partnership would be diluted.  This dilutive effect would remain if units were redeemed (as would be expected) for cash (which may be funded through newly issued Power REIT shares) or for Power REIT shares, even though Power REIT’s interest in the Operating Partnership would increase if units were redeemed for stock or cash.  The dilutive effect from property acquisitions in exchange for units of the Operating Partnership would be comparable to that from sales of shares of Power REIT shares to fund acquisitions.

In certain circumstances the interests of Power REIT may conflict with the interests of the other limited partners of the Operating Partnership.

Power REIT as the sole general partner of the Operating Partnership would owe a fiduciary obligation to the limited partners upon the admission of additional limited partners to the Operating Partnership.  In most cases, the interests of the limited partners would coincide with the interests of Power REIT and its shareholders because (a) Power REIT would own a substantial amount of the limited partnership interests in the Operating Partnership and (b) the limited partners will generally receive shares of Power REIT’s common stock or cash proceeds tied to the share price of Power REIT common stock upon redemption of their Operating Partnership units.  Under certain circumstances, however, the rights and interests of the limited partners might adversely conflict with those of Power REIT’s shareholders.  For example, the sale of certain properties by Power REIT or the sale or merger of Power REIT could cause adverse tax consequences to particular limited partners and therefore, the Operating Partnership, may be contractually prohibited from the sale of those properties.

Conflicts of interest may arise between holders of Power REIT common stock and holders of partnership interests in Power REIT’s Operating Partnership.

Power REIT’s trustees and officers have duties to Power REIT and to Power REIT shareholders under Maryland law in connection with their management of Power REIT.  At the same time, Power REIT will have fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. Power REIT’s duties as general partner of the Operating Partnership and its partners may come into conflict with the duties of Power REIT’s trustees and officers to Power REIT and Power REIT shareholders.

The UPREIT structure may increase the G&A costs of managing the Company and operational complexity and risk of the Company’s corporate structure.

By establishing a partnership subsidiary, the Company may incur more costs than it is currently subject to, including professional expenses related to general G&A, accounting, tax consulting, audit and legal costs.  Although, the Company believes its business plan and future expected growth will make up for any increase in G&A expenses, there can be no assurance that such business plan will come to fruition or whether any such increase in revenues will offset any increase in G&A expenses.  Further, the Company will be structured as a holding Company and as such, its operations will become more complex; this complexity may introduce other operational risks that do not currently exist and cannot reasonably be projected, and which risks may have a material impact on our business, operations and/or financial condition.

General Company Risks

Our business strategy includes growth plans. Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

The Company intends to pursue a growth strategy focused on infrastructure investments that qualify as real assets. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. G&A expenses, including expenses related to tax, legal and audit have been increasing and expected to continue to increase due to the more complex organization of Power REIT and expenses related to growth.  We cannot assure you that we will be able to expand our market presence in our existing markets or successfully enter new markets or that any such expansion will not adversely affect our results of operations.   Failure to manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy or pay a dividend.

We operate in a highly competitive market for investment opportunities.

We compete with public and private funds, commercial and investment banks and commercial financing companies to make the types of investments that we plan to make in the U.S. infrastructure sector. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources that are not currently available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the restrictions that our REIT status imposes on us.  These competitive conditions may adversely affect our ability to make investments in the infrastructure sector and could adversely affect our distributions to stockholders.

Because we expect to distribute substantially all of our taxable income from investments to our stockholders or lenders, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired. Issuance of additional securities will result in dilution.

If we distribute substantially all of our distributions and interest income from investments to our stockholders and we desire to make new investments, our business will require a substantial amount of capital.  We may acquire additional capital from the issuance of securities senior to our common shares, including additional borrowings or other indebtedness or the issuance of additional securities, including limited partnership interests. We may also acquire additional capital through the issuance of additional equity. However, we may not be able to raise additional capital in the future on favorable terms or at all. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.  This may impact materially affect the Company’s business and ability to grow and may impact the market’s perception of the Company and the share price.

Additional issuance of equity securities may result in dilution to our shareholders.  Although the Company expects to deploy additional capital in accretive transactions, such additional dilution may reduce your percentage ownership of the Company and voting percentage.

Our investment portfolio is currently concentrated in a single asset and in the future we may continue to have concentrated exposure to a relatively few number of investments, industries and lessees. Furthermore, the Company will continue to be subject to our current and future lessees’ financial condition.

The Company currently has a single investment in Pittsburgh & West Virginia Railroad, which has been leased to Norfolk Southern Corporation, our Railroad Lessee, under a long-term, triple-net lease.  The current economic slowdown may have a negative impact on the operations of the Railroad Lessee due to possible downturns in its business.  This negative impact could result in the Railroad Lessee’s inability to make rental payments when due. The Railroad Lessee may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such Lessee’s lease and cause a reduction in the Company’s cash flow and adversely affect our financial condition.

As the Company grows, its portfolio may be concentrated in a limited number of investments. An inherent risk associated with this investment concentration is that we may be adversely affected if one or more of our investments perform poorly or if the fair value of any one investment decreases. Financial difficulty or poor business performance on the part of any single lessee or the default on any single lease will expose us to a greater risk of loss than would be the case if we were “diversified” holding numerous investments.  Further, the Company intends to concentrate is investment activities in the infrastructure sector, including energy and transportation, which will subject us to more risks than if we were broadly diversified across sectors.  At times, the performance of the infrastructure sector may lag the performance of other sectors or the broader market as a whole.

Legislative, regulatory, accounting or tax changes or actions, or significant litigation, could adversely affect us, the infrastructure industry or the REIT industry.

The Company and its investments are and will be subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect operations, investments, accounting treatment, tax benefits and the health of lessees that lease the Company’s properties.  If these laws, regulations or decisions change, we may have to incur significant expenses in order to comply, or we may have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, or fail to obtain licenses that may become necessary for the conduct of our businesses, we may be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business, results of operations or financial condition. Actions by regulatory agencies or significant litigation against us or by us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.  Proposed changes to the accounting treatment of leases by both lessors and lessees under U.S. GAAP may adversely impact our financial statements and our growth plans.

Changes in interest rates may negatively affect the value of our assets and the trading price of our stock.

Our investment in certain assets will generally decline in value if long-term interest rates increase.  If interest rates were to rise from their current historically low levels, it may affect the market perceived or actual value of our assets and/or dividends and consequently our stock price may decline in value.

Our quarterly results may fluctuate.

We could experience fluctuations in our quarterly operating results due to a number of factors, including the return on our current or future investments, including any future investments with revenue participation, the interest rates payable on our debt investments, the default rates on such investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

We may fail to remain qualified as a REIT, which would reduce the cash available for distribution to our shareholders and may have other adverse consequences.

Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the U.S. Internal Revenue Code for which there are only limited judicial or administrative interpretations, including interpretation of lease agreements with our lessees, which may contain complex tax indemnification and non-cash payment provisions.  Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control.  In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions. Failure to qualify as a REIT may also subject us to the Investment Company Act of 1940 (“1940 Act”) and could result in additional expenses or adverse consequences.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to revoke or lose our REIT status, which could have a material adverse effect on our business, future prospects, financial condition or results of operations and could adversely affect our ability to successfully implement our business strategy or pay a dividend.

In order to maintain our status as a REIT, we may be forced to borrow funds or sell assets during unfavorable market conditions.

As a REIT, we must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders.  To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income.  In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt).  If we did not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year.  These alternatives could increase our operating costs and diminish our available cash flow, sustainable future cash flow or future ability to grow.

If an investment that was initially believed to be a real asset is later deemed not to have been a real asset at the time of investment, we could lose our status as a REIT or be precluded from investing according to our current business plan.

The Company must meet income and assets tests to qualify as a REIT. If an investment that was originally believed to be a real asset is later deemed not to have been a real asset at the time of investment, our status as a REIT may be jeopardized or we may be precluded from investing according to our current business plan, either of which would have a material adverse effect on our business, financial condition and results of operations.  We also may be required to dispose of investments, which could have a material adverse effect on us and our shareholders, because even if we were successful in finding a buyer, we may have difficulty in finding a buyer to purchase such investments on favorable terms or in a sufficient timeframe.

Issuance of securities with claims that are senior to those of the common shares of Power REIT may limit or prevent us from paying dividends on our common shares and there is no limitation on the amount of indebtedness we may incur in the future.

Our common shares are equity interests in Power REIT. As such, our common shares rank junior to any indebtedness and other non-equity claims with respect to assets available to satisfy claims on Power REIT.  The Company may issue senior securities, which may expose the Company to typical risks associated with leverage, including increased risk of loss. If we issue preferred securities, which will rank “senior” to our common shares in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of our common shares, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in our best interest.

In addition, limited partnership interests or other securities issued by the Operating Partnership may have a senior priority on cash-flow or liquidation proceeds generated by the Operating Partnership.  To the extent, the Operating Partnership is unable to make cash distributions to Power REIT, Power REIT may be forced to issue additional equity or debt, at unfavorable terms, to maintain compliance with IRS rules that require it to distribute 90% of its taxable income to its shareholders.  If Power REIT is unable to make such distributions, it may lose its REIT status.

Unlike indebtedness, for which principal and interest customarily are payable on specified due dates, in the case of our common shares dividends are payable only when, as and if declared by our board and depend on, among other things, our results of operations, financial condition, debt service requirements, distributions received from the Operating Partnership, other cash needs and any other factors our board may deem relevant or as required by law. The Company may incur substantial amounts of additional debt and other obligations that will rank senior to our common shares.

Factors may cause us to lose our American Stock Exchange listing.

We could lose our listing on the AMEX depending on a number of factors, including failure to qualify as a REIT, or failure to meet the AMEX ongoing listing requirements, including those relating to the number of shareholders, the price of our common shares and the amount and composition of our assets.

Low trading volume in our common shares may adversely affect your ability to resell shares at prices you find attractive, or at all.

Our common shares are traded on the AMEX. The average daily trading volume for our common shares is less than larger institutions. During the 12 months to June 30, 2011, the average daily trading volume for our common shares on the AMEX was approximately 2,700 shares. Due to its relatively small trading volume, sales of our common shares may place significant downward pressure on the market price of our common shares. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

The price of our common shares may fluctuate significantly and this may make it difficult for you to resell our common shares when you want or at prices you find attractive.

The market value of our common shares will likely continue to fluctuate in response to a number of factors, most of which are beyond our control. The market value of our common shares may also be affected by conditions affecting the financial markets generally, including the recent volatility of the trading markets. These conditions may result in: (i) fluctuations in the market prices of stocks generally and, in turn, our common shares; and (ii) sales of substantial amounts of our common shares in the market, in each case to a degree that could be unrelated or disproportionate to any changes in our operating performance. Such market fluctuations could adversely affect the market value of our common shares. A significant decline in our share price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.

QUESTIONS AND ANSWERS RELATING TO THE TRANSACTIONS

What is the Reincorporation Merger?

Our Board of Trustees has approved the change of the Company’s state of incorporation from Pennsylvania to Maryland, which will be accomplished through the merger of PW with Power REIT PA (the “Reincorporation Merger”).  Upon the effectiveness of the Reincorporation Merger, holders of PW common shares will receive one newly issued common share of Power REIT for each common share of PW they own, and PW will survive the Reincorporation Merger as a wholly-owned subsidiary of Power REIT.  The Company believes that after the Reincorporation Merger, we will continue to be organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Code.

Why are we conducting the Reincorporation Merger?

The purpose of the Reincorporation Merger is to reincorporate the Company in Maryland.  The Board of Trustees believes that Maryland has more comprehensive laws governing REITs and courts with greater expertise than Pennsylvania in addressing REITs and REIT related issues.  Thus, we believe Maryland has developed a greater body or relevant case law which may provide the Trustees and management greater certainty and predictability in management and affairs of the Company.  As a result, the Board of Trustees believes that reincorporating PW as a Maryland REIT trust and being governed by Maryland law, like many publicly traded REITs in our peer group, is in the best interest of the Company.

What effects will the Reincorporation Merger have on our PW common shares and shareholder rights?

As of [•], 2011, we had 1,623,250 common shares of PW issued and outstanding.  In connection with the Reincorporation Merger, all issued and outstanding PW shares will be converted, on a one-for-one basis, into common shares of Power REIT.  We expect 1,623,250 common shares of Power REIT will be outstanding immediately after completion of the Reincorporation Merger.   As a result of the Reincorporation Merger, the affairs of Power REIT will be governed by Maryland law.  See “Comparison of Shareholder Rights under Pennsylvania and Maryland law.”

What is an UPREIT?

“UPREIT” stands for umbrella partnership real estate investment trust.  In an UPREIT structure, substantially all of a company’s assets and liabilities are held through a subsidiary partnership, known as the operating partnership, instead of being held directly by the company. Essentially, the company becomes a holding company that does not own any properties itself, but instead owns interests in the operating partnership, which in turn owns all or substantially all of the properties and other assets the company originally owned and properties the company may acquire in the future.

What will happen in the UPREIT Reorganization?

Following the consummation of the Reorganization Merger, the Company expects to reorganize itself into an UPREIT.  We expect that the UPREIT Reorganization will be accomplished through the contribution by Power REIT of its holdings of equity shares of PW to the Operating Partnership.  In exchange for the contribution of the shares of PW, Power REIT will receive limited partnership interests in the Operating Partnership, and PW will thus become a wholly-owned subsidiary of the Operating Partnership.

The Operating Partnership will be controlled by Power REIT as the sole general partner.  After the UPREIT Reorganization, the Company expects to conduct substantially all of its business through the Operating Partnership and will own substantially all of its assets through the Operating Partnership, whether directly or indirectly through subsidiaries of the Operating Partnership, such as PW.  Power REIT will manage the affairs of the Operating Partnership by directing the affairs of  the Operating Partnership.

Initially after the UPREIT Reorganization, Power REIT will own, directly and indirectly, all of the equity interests of the Operating Partnership.  As additional limited partners are admitted to the Operating Partnership in exchange for properties, cash or other consideration, we expect that Power REIT’s direct and indirect ownership percentage of the Operating Partnership will decline.  Over time, limited partners may convert limited partnership interests into common shares of the REIT and/or Power REIT may acquire limited partners’ interests in the Operating Partnership for cash or may acquire newly issued limited partnership interests in the Operating Partnership.  As a result, Power REIT’s ownership percentage of the Operating Partnership is expected to vary over time.  Notwithstanding the foregoing, Power REIT expects to retain control of the Operating Partnership as its sole general partner.

The Company currently expects to complete the UPREIT Reorganization following the consummation of our Reincorporation Merger subject to receipt of any required regulatory approvals.  It is possible that factors outside the control of the Company could result in the UPREIT Reorganization being completed at a later time, or not at all, or that the Trustees may, in their sole discretion and without notice to you, cancel, delay or modify the UPREIT Reorganization at any time for any reason.

Why are we conducting the UPREIT Reorganization?

Our Board of Trustees believes that the UPREIT Reorganization is in the best interest of the Company because it provides an investment platform that may enable Power REIT greater pricing and flexibility in acquisition or financing transactions such as by making available certain tax advantages to sellers of assets, lenders and investors.  The UPREIT structure is widely used by REITs and provides significant benefits through increased flexibility in structuring transactions that are consistent with maintaining REIT status and by acquiring assets in a tax-advantaged manner.  All of these benefits are expected to improve market acceptance of Power REIT as an acquirer of assets and are expected to enable Power REIT to create shareholder value as it pursues its business plan.    As a result, the Board of Trustees believes that completing the UPREIT Reorganization is in the best interest of the Company.

Do I have the right to dissent from the Reincorporation Merger or UPREIT Reorganization?

Holders of PW shares do not have any appraisal or dissenters’ rights under Pennsylvania law or PW’s Declaration of Trust and Regulations. We are not asking for your vote or soliciting that you send us a proxy in connection with the Reincorporation Merger or the UPREIT Reorganization.

What are the material U.S. Federal income tax consequences of the Transactions?

PW believes shareholders will not recognize income or loss for United States Federal income tax purposes in connection with the Reincorporation Merger or the UPREIT Reorganization.  For a detailed discussion, see “Material United States Federal Income Tax Consequences.”  You should consult your tax advisor as to the particular consequences to you of the Reincorporation Merger.

Who should I contact if I have other questions?

If you have any questions regarding the Reincorporation Merger or the UPREIT Reorganization, please contact the Secretary and Treasurer in writing at 55 Edison Avenue, West Babylon, NY 11704.

COMPANY OVERVIEW

Power REIT

Power REIT was formed on August 26, 2011 specifically for the purposes of consummating the Reincorporation Merger, and has not conducted any business nor has any material assets or liabilities.  After the consummation of the Reincorporation Merger, Power REIT expects to qualify and be treated for tax purposes as a REIT.  As such, Power REIT is expected to be exempt from federal income tax, to the extent that its income is distributed to shareholders. However, dividends paid by Power REIT are ordinary taxable income to its shareholders. In order to maintain qualified status, at least 90% of ordinary taxable income must be distributed.

Upon the completion of the Reincorporation Merger, PW will become a wholly-owned subsidiary of Power REIT. Following the UPREIT Reorganization (the “Transactions”), Power REIT will initially own all of the equity interests of the Operating Partnership, and indirectly through the Operating Partnership, all of the equity interests of PW.   Power REIT expects to conduct substantially all of its future business activities and operations through the Operating Partnership and hold substantially all its assets directly or indirectly through the Operating Partnership.

After the completion of the Transactions, Power REIT’s sole source of revenue will be lease revenue generated by PW and it is expected that the majority of Power REIT’s expenses will be general and administrative expenses, including, but not limited to stock exchange fees, shareholder service fees, consulting and professional fees, including audit and tax preparation, legal fees and trustees' fees.

Power REIT expects to pursue a growth oriented business plan, focused primarily on the acquisition of additional energy and transportation infrastructure assets while maintaining its status as a REIT.   It is expected that in certain cases, sellers of assets may contribute assets to the Operating Partnership in exchange for limited partnership units in the Operating Partnership; in other cases, the Operating Partnership may raise financing through debt or issuance of additional of limited partnership units to acquire assets in cash.   As such, Power REIT’s direct and indirect ownership interest in the Operating Partnership may vary over time.  Notwithstanding the foregoing, Power REIT expects to retain control of the Operating Partnership as its sole general partner.

The Company currently has no employees. Upon the completion of the Transactions, Power REIT will have no employees.  Accounting services and other general administrative services are and will continue to be provided through a contract with an affiliate of the Secretary and Treasurer.  Power REIT’s offices are located at 55 Edison Avenue, West Babylon, New York 11704.  Power REIT can be reached through Arun Mittal, our Secretary and Treasurer, at (212) 750-0373.

The Company’s shares are currently listed for trading on the American Stock Exchange under the symbol of “PW” and it expects that Power REIT’s shares will be listed for trading on the American Stock Exchange under the symbol “PW”.

Pittsburgh & West Virginia Railroad

PW was organized in Pennsylvania in 1967, as a business trust, for the purpose of acquiring the business and property of a small leased railroad. The railroad was leased in 1964 to Norfolk and Western Railway Company, now known as Norfolk Southern Corporation (“NSC”), by PW’s predecessor company for 99 years with the right of unlimited renewal for additional 99 year periods under the same terms and conditions, including annual rent payments.  Wheeling & Lake Erie Railway Company (“WLE”) subleases from NSC the right of way and real estate owned by PW.  The Sublease is substantially similar by virtue of assignment and assumption of rights and obligations as the Lease between PW and NSC.

PW’s current business consists solely of the ownership of the properties subject to the lease, and of collection of rent thereon.  The properties leased to NSC, which has subleased the properties to WLE, consist of 112 miles of main line railroad extending from Pittsburgh Junction, Ohio, through parts of West Virginia, to Connellsville, Pennsylvania and approximately 20 miles of branch rail lines and real estate used in the operation of the railroad.

The rent received is $915,000 per year, in cash, which amount is fixed and unvarying for the life of the lease, including any renewal periods.  NSC (or WLE through the assumption of rights and obligations of NSC under the Lease), at its own expense and without deduction from the rent, will maintain, manage and operate the leased property and make such improvements thereto as it considers desirable. Such improvements made by NSC (or WLE as sub-lessee) become the property of PW, and the cost thereof constitutes a recorded indebtedness of PW to NSC. The indebtedness is offset when non-cash rental is recorded over the depreciable life of the improvements. Such part of the leased property as is, in the opinion of NSC (or WLE as sub-lessee), not necessary, may be disposed of.  The proceeds of any disposition are retained by NSC and constitute an indebtedness of NSC to PW.

In addition, the lease provides that certain non-cash items be recorded as rent income each year.  These entries are equal in amount to the sum of (1) PW's federal income tax deductions for depreciation, retirements, and amortization of debt discount expense, and (2) all other expenses of the PW, except those expenses incurred for the benefit of its shareholders.   Because of the indeterminate settlement date for these items, such non-cash transactions and balances have not been reported in the financial statements since 1982.

Upon termination of the lease, all properties covered by the lease will be returned to PW, together with sufficient cash and other assets to permit operation of the railroad for one year. In addition, the balance of the settlement account as described in the preceding paragraph would be provided to PW.  The gross amount of the settlement accounts was approximately $15 million at December 31, 2010.

PW has elected to be treated for tax purposes as a REIT. As such, PW is exempt from federal income tax to the extent that its income is distributed to shareholders. However, dividends paid by PW are ordinary taxable income to its shareholders. In order to maintain qualified status, at least 90% of ordinary taxable income must be distributed.  Upon the completion of the Reincorporation Merger, PW will become a wholly owned subsidiary of Power REIT and after the completion of the UPREIT Reorganization, PW will become a wholly owned subsidiary of the Operating Partnership.

TRUSTEES AND OFFICERS

Board of Trustees

PW’s Board of Trustees currently consists of, and Power REIT’s Board of Trustees upon completion of the Reincorporation Merger will consist of, David H. Lesser, who serves as, and will continue to serve as, Chairman of the Board, Virgil E. Wenger, Patrick R Haynes, III and William S. Susman.  The Audit Committee consists of Virgil E. Wenger, who also serves as its chairperson, and Patrick R. Haynes, III. The Compensation Committee consists of William S. Susman, who also serves as its chairperson, and Patrick R. Haynes, III.  Mr. Wenger, Mr. Susman and Mr. Haynes are considered to be independent trustee in accordance with the NYSE Amex Company Guide.

Trustee Biographies

Mr. David H. Lesser (45) has been Chairman of the Board of Trustees since December 2010 and has been Chief Executive Officer since February 14, 2011. Mr. Lesser does not currently have an employment contract and does not currently receive remuneration at this time other than Trustee Fees. Mr. Lesser has over 25 years of experience in real-estate, including substantial experience in creating shareholder value in REITs.  Mr. Lesser is currently, and has been for the past 15 years, president of Hudson Bay Partners, LP, an investment firm focused on real estate, real estate-related situations and alternative energy.  He also serves as a trustee of the Town Hall in New York City.  Mr. Lesser has previously held leadership roles with public REITs, having served as a Senior Vice President of Crescent Real Estate Equities and as a Director of Keystone Property Trust. Prior to Crescent, Mr. Lesser was a Director in Merrill Lynch’s real-estate investment banking group.  Mr. Lesser holds an M.B.A. from Cornell University and a B.S. in Applied Management and Economics from Cornell University.

Virgil E. Wenger, CPA (81), is currently, and has been for the past eight years, an independent consultant who primarily works with new start up ventures needing accounting services and financial planning assistance to determine investment and working capital needs.  He also serves as chief financial officer for two private companies: Shareholder Intelligence Services, a provider of information to publically traded client companies of shareholder ownership, broker activity, and related analytics; and Econergy Corporation, a manufacturer and marketer of proprietary air conditioning systems.  Mr. Wenger was previously a partner at Ernst & Young LLP.  He is a graduate of the University of Kansas, with a B.S. in Business Administration and of the Harvard Business School Advanced Management Program.  Mr. Wenger has been Audit Committee Chairman since 2005.

William S. Susman (47) has 20 years of investment banking experience, including significant experience in the transportation and railroad industry.  As the former head of Merrill Lynch’s Transportation and Consumer Group, Mr. Susman advised numerous railroad clients, including Burlington Northern, CSX, Kansas City Southern, Norfolk Southern Railways, TMM and Union Pacific. Mr. Susman is currently the CEO of a boutique investment bank, William Susman Advisory, which is affiliated with Milestone Advisors.  Prior to founding William Susman Advisory, he was President of Financo, an investment bank focused on retail and consumer goods.  Mr. Susman began his investment banking career at Salomon Brothers within their transportation group.   Mr. Susman sits on the boards of two private companies: Major Brands and Jonathan Adler Enterprises.  Mr. Susman is a graduate of the University of Michigan, with a B.S. in Business Administration and earned a Masters from the Kellogg Graduate School of Management at Northwestern. Mr. Susman has been Compensation Committee Chairman since August 2011.

Patrick R. Haynes, III (27) is currently employed by the Rockefeller Group Investment Management Corp. (“RGIM”) as a senior associate.  At RGIM, Mr. Haynes is responsible for financial analysis, RGI’s corporate acquisitions initiatives, and institutional fundraising.  Mr. Haynes began his career at Lehman Brothers in 2007 in the Real Estate Private Equity Group where he performed financial analysis, market research and due diligence for over $2.0 billion in potential real estate acquisitions across all asset classes nationally. Mr. Haynes also worked on the successful management buyout of Lehman’s equity funds’ advisory business, responsible for the management of approximately $18 billion in real estate assets globally.  Mr. Haynes received a BA in U.S. History from Brown University.  Mr. Haynes is a member of the Audit and Compensation Committees.

Officers

David H. Lesser is currently the Chief Executive Officer of PW and will continue to serve as Chief Executive Officer of Power REIT upon completion of the Reincorporation Merger.  Arun Mittal is currently the VP of Business Development of PW, Secretary and Treasurer of PW.  Upon completion of the Reincorporation Merger, Arun Mittal will serve as VP Business Development, Secretary and Treasurer of Power REIT.

Officer Biographies

Mr. David H. Lesser (45) has been Chairman of the Board of Trustees since December 2010 and has been Chief Executive Officer since February 14, 2011. Mr. Lesser does not currently have an employment contract and does not currently receive remuneration at this time other than Trustee Fees. Mr. Lesser has over 25 years of experience in real-estate, including substantial experience in creating shareholder value in REITs.  Mr. Lesser is currently, and has been for the past 15 years, president of Hudson Bay Partners, LP, an investment firm focused on real estate, real estate-related situations and alternative energy.  He also serves as a trustee of the Town Hall in New York City.  Mr. Lesser has previously held leadership roles with public REITs, having served as a Senior Vice President of Crescent Real Estate Equities and as a Director of Keystone Property Trust. Prior to Crescent, Mr. Lesser was a Director in Merrill Lynch’s real-estate investment banking group.  Mr. Lesser holds an M.B.A. from Cornell University and a B.S. in Applied Management and Economics from Cornell University.

Arun Mittal, CFA (34), has been VP of Business Development, Secretary and Treasurer since April 1, 2011. Mr. Mittal is currently remunerated pursuant to a consulting agreement with an affiliate of Mr. Mittal, whereby the affiliate receives $7,500 per month plus reimbursement for any out of pocket expenses.  Mr. Mittal has over a decade of investment banking experience in financial institutions and energy sectors.  Mr. Mittal is currently a Managing Principal of Caravan Partners, LLC, a consulting firm. He was previously a Director at StoneCastle Partners, LLC, a boutique investment bank and asset manager with over $2 billion under management.  Prior to StoneCastle, Mr. Mittal was part of the capital markets group at Tokyo-based Shinsei Bank and briefly served as CEO of Shinsei Capital (USA), Ltd.  Mr. Mittal holds a B.S. in Electrical Engineering from Stanford University and a M.S. in electrical engineering from Georgia Institute of Technology. He is based in New York City and holds various securities licenses (Series 7/63/79).

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent Trustees, and none of them are present or past employees of PW or Power REIT.  No member of the Compensation Committee has had any relationship with PW or Power REIT requiring disclosure under Item 404 of Regulation S-K of the Exchange Act and none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or Compensation Committee.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common shares by persons who hold the securities as capital assets (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or foreign persons (defined as all persons other than U.S. persons). This summary does not address persons who are not U.S. Shareholders (as defined herein).

This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

In the opinion of the law firm of Leech Tishman Fuscaldo & Lampl LLC (“LTFL”), the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation, as described herein and as represented by us, will enable us to continue to meet the requirements for qualification and taxation as a REIT.    LTFL’s opinion is not binding on the Internal Revenue Service (“IRS”) or the courts. It is based on various assumptions relating to our organization and operation, including that we have been organized and qualified as a REIT for each taxable year commencing with 1967 through the taxable year ending December 31, 2005, that we have operated and will continue to operate in the manner described in our organizational documents and this prospectus, and representations made by us concerning certain factual matters related to our organization and manner of operation. Our qualification and taxation as a REIT depends upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership, and (iv) various other qualification tests (discussed below) imposed by the Code. LTFL has not reviewed and will not monitor our ongoing compliance with these tests, and expresses no opinion concerning whether we actually have satisfied or will satisfy these tests on a continuous basis.  No assurance can be given that we actually have satisfied or will satisfy such tests on a continuous basis. Our failure to qualify as a REIT in prior years could adversely affect LTFL’s opinion and our eligibility for REIT status for our taxable year ended December 31, 2010 and subsequent years. See “Failure to Qualify.”

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are technical and complex and are subject to interpretation.

In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and shareholder levels) that generally results from an investment in stock of a “C” corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains;

•	we may be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•
if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

•
if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

•
if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

•
if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

•
if we acquire any asset from a “C” corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest regular corporate rate;

•	we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below;

•
if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts; and

•	we may be required to pay monetary penalties if we fail to satisfy certain requirements for REIT qualification as the price for maintaining our REIT status.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

•	the beneficial ownership of which is held by 100 or more persons;

•
no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

•	that meets certain other tests, described below, regarding the composition of its income and assets; and

•	whose taxable year is the calendar year.

The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

A trust may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests.  To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property, and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property,” subject to certain restrictions, including:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant’s gross receipts or sales);

•	the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•
the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service we provide is “usually or customarily rendered” in connection with the rental of space for occupancy only and is not considered “rendered to the tenants.”

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “General ,” even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

At present, we do not operate or manage the properties that we lease to Railroad Lessee, nor do we render services to the Railroad Lessee.

Asset Tests.  To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

•
at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed, for these purposes, to be secured) by real property, (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by the operating partnership and any other partnership in which we are a partner, (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, (d) stock in other REITs and (e) cash, cash items and federal government securities;

•	no more than 25% (20% for taxable years beginning before August 1, 2008) of the value of our total assets may be securities of one or more taxable REIT subsidiaries (defined below); and

•
except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) certain partnership interests and debt obligations: (i) the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer’s outstanding voting securities; and (iii) we may not own more than 10% of the total value of any one issuer’s outstanding securities. However, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and (ii) we cure the violation by disposing of such assets within 6 months after the end of the quarter in which we identify the failure, then we will not lose our REIT status.

Currently, PW has two transitory subsidiaries, Power REIT and Power REIT PA, and PW will become a wholly-owned subsidiary of Power REIT as a result of the Reincorporation Merger, and further a wholly-owned subsidiary of the Operating Partnership upon completion of the UPREIT Reorganization.

•
Taxable REIT Subsidiary. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

•
Qualified REIT Subsidiary. A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the only member.

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share (based on its share of partnership capital) of the assets of the partnership and will be deemed to earn its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests. Thus, our proportionate share (based on our share of partnership capital) of the assets, liabilities and items of income of any partnership in which we are a partner will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Actions taken by partnerships in which we may come to own an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions (described above).  At present the Company is not a partner in any partnership, but following the Transactions, will own 100% of the general partnership interests and limited partnership interests in the Operating Partnership.

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

If we were to fail to satisfy the asset tests at the end of any quarter and the relief provisions discussed earlier do not apply, then we will still maintain our REIT status provided (i) our failure to satisfy the relevant asset test was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within 6 months after the end of the quarter in which we identify the failure, and (iv) we pay a penalty tax of the greater of (A) $50,000 or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure.

Annual Distribution Requirements.  To qualify as a REIT, we must also distribute to our shareholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) plus (B) 90% of our after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute 100% of our net capital gain, or we distribute at least 90% but less than 100% of our “REIT taxable income” (as adjusted), we will be subject to tax at regular corporate rates on the undistributed amounts. Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

Dividends declared by us in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

We intend to make timely distributions sufficient to meet the annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our shareholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount and timing of any deduction taken for such dividend.

Failure to Qualify.  Beginning with our 2005 taxable year, if we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above (other than an asset or income test violation for which one of the relief provisions described earlier is available), then our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation.

If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we do not qualify will not be deductible by us, nor will they be required to be made. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Accordingly, our failure to qualify as a REIT for a prior taxable year could adversely affect our qualification as a REIT for the current or subsequent taxable years, even if we otherwise satisfy the REIT requirements for the current or subsequent taxable years.

For any year in which we fail to qualify as a REIT, any distributions that we make generally will be taxable to our shareholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate shareholders may qualify for preferential rates of taxation.

Taxation of the Reincorporation Merger

General.  The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of shares of Power REIT in exchange for your shares of PW in connection with the Reincorporation Merger. This summary applies to you only if you are a U.S. Shareholder, acquire shares of Power REIT in connection with the Reincorporation Merger and you hold your common shares of PW or common shares of Power REIT issued to you upon the effectiveness of the Reincorporation Merger, as capital assets for tax purposes.  This discussion is based on laws, regulations, rulings and decisions in effect on the date of this registration filing, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described herein.

This discussion related to Taxation of the Reincorporation Merger applies only to holders who are U.S. persons, which is defined as a citizen or resident of the United States, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in place to be treated as a U.S. person.

We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reincorporation Merger or the related issuance of Power REIT shares in connection therewith.  The following summary does not address the tax consequences of the Reincorporation Merger or the related share issuance under foreign, state, or local tax laws.  Accordingly, we urge each holder of our common shares to consult his or its own tax advisor with respect to the particular tax consequences to such holder of the Reincorporation Merger and the related share issuance, including state and local tax consequences.

Reincorporation Merger.  In the opinion of the law firm of Leech Tishman Fuscaldo & Lampl LLC (“LTFL”), the receipt of common shares of Power REIT pursuant to the Reincorporation Merger should be treated as a nontaxable event with respect to your existing common shares of PW for U.S. federal income tax purposes.  To the extent the Reincorporation Merger constitutes a transaction for U.S. federal income tax purposes, the parties intend that the Reincorporation Merger qualify as reorganization under Section 368 of the Code.

Holding Period in Shares.  Your holding period in the common shares of Power REIT will include your holding period in the common shares of PW exchanged in connection with the Reincorporation Merger.

Tax Basis.  Generally, you will not recognize gain or loss on the exchange of common shares of PW for common shares of Power REIT in connection with the Reincorporation Merger.  Your tax basis in a new common share of Power REIT acquired in connection with the Reincorporation Merger will generally be equal to your adjusted tax basis, if any, in the common share of PW exchanged.

Taxation of U.S. Shareholders of Common Shares

As used in this section, the term “U.S. Shareholder” means a holder of common shares or preferred shares who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Dividends.  As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distributions will be ineligible for the corporate dividends received deduction, and except in circumstances that we do not expect to arise, also will not qualify for the lower rate applicable to qualifying dividends paid to non-corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Shareholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.  We may elect to pay dividends partly in our common shares, in which event a U.S. Shareholder generally will be taxable on the value of our shares received as a dividend.

We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Shareholder will be entitled to increase its tax basis in our shares by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain. As discussed earlier (see “Requirements for Qualification - Annual Distribution Requirements”), we may pay certain dividends in January that will be taxable to shareholders as if paid in the immediately preceding calendar year.

Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares as to which the distributions were made, and will reduce the adjusted basis of the shareholder’s shares. To the extent these distributions exceed the shareholder’s adjusted basis in its shares, the distributions will be included in the shareholder’s income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

Shareholders may not claim our net operating losses or net capital losses (if any) on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our shares will be treated as “portfolio income” and, therefore, U.S. Shareholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

Sale of Shares.  When a U.S. Shareholder sells or otherwise disposes of our shares, the shareholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the shareholder’s adjusted tax basis in the shares for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate U.S. Shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Shareholder on a disposition of shares that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the shareholder received distributions from us that were treated as long-term capital gains. Capital losses generally are deductible only to the extent of a U.S. Shareholder’s capital gain.

Backup Withholding.  We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Shareholder may be subject to backup withholding tax with respect to dividends paid unless the shareholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Shareholder’s income tax liability.

Taxation of the UPREIT Reorganization

General.  Upon completion of the UPREIT Reorganization, substantially all of the Company's investments will be held through the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Operating Partnership.

Tax Allocations. After conversion to an UPREIT structure, new partners may be admitted upon the acquisition of additional properties. In such event, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Company's properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership is expected to be formed by way of contributions of appreciated property. Consequently, the Operating Partnership Agreement will require such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, partners who contribute partnership interests in properties in exchange for interests in the Operating Partnership (the “Contributing Partners”) will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Company's properties) which have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including the “traditional method,” which may leave some of the Book-Tax Differences unaccounted for, or the election of certain alternate methods, which would permit any distortions caused by a Book-Tax Difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Company may use the “traditional method” for accounting for Book-Tax Differences with respect to its properties to be contributed to the Operating Partnership. In such event, distributions to stockholders will be comprised of a greater portion of taxable income rather than a return of capital. The Company has not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to its properties to be contributed to the Operating Partnership in the future.

With respect to any property purchased by the Operating Partnership, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to the Company. Such taxable income normally will be characterized as a capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

Sale of the Properties.  The Company's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. It is the Company's present intent that the Operating Partnership will hold its properties for investment with a view to long term appreciation, to engage in the business of acquiring, developing, owning, and operating properties and to make such occasional sales of its properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

Other Tax Consequences

We and our shareholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

PLAN OF DISTRIBUTION

Pursuant to the Merger Agreement, upon the effectiveness of the Reincorporation Merger, beneficial shareholders of PW, without any requiring any action on their part, will receive one common share of Power REIT for each common share of PW held immediately prior to the Reincorporation Merger.  PW shareholders holding certificates evidencing shareholdings in PW will not automatically receive new certificates and, consistent with the terms of the Merger Agreement, their existing PW share certificates will evidence share ownership in Power REIT.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Pursuant to the Declaration of Trust of Power REIT, our trustees are authorized to issue an unlimited number of common shares. As of October 20, 2011, there were 1,623,250 of PW’s common shares of beneficial interest, no par value, outstanding. At that time, there were approximately 600 holders of record of our common shares.  We expect 1,623,250 common shares of beneficial interest, $0.001 par value per share of Power REIT will be outstanding immediately after completion of the Reincorporation Merger.

Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. Shareholders have the right to vote cumulatively in the election of trustees.  Each outstanding common share will be entitled to such dividends as may be declared from time to time by our Board of Trustees out of legally available funds.  In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to their proportionate shares of any assets remaining after payment of liabilities. Holders of our common shares have no right to convert or exchange their common shares into any other securities.  No redemption or sinking fund provisions apply to our common shares.  All outstanding common shares are, and all common shares to be outstanding upon completion of the Reincorporation Merger will be, fully paid and nonassessable without any pre-emptive rights.

COMPARISON OF SHAREHOLDER RIGHTS
UNDER PENNSYLVANIA AND MARYLAND LAW

PW is organized as a business trust under Pennsylvania law and Power REIT is organized as a REIT trust under Maryland law.  As such, the affairs of PW are governed by Pennsylvania law and the affairs of Power REIT will be governed by Maryland law.  In addition, PW is governed by its Declaration of Trust and Regulations, as each have been amended from time to time, as well at the applicable laws of the Commonwealth of Pennsylvania, including applicable Pennsylvania business trust laws and the Pennsylvania Business Corporation Law (“PBCL”).

Upon completion of the Reincorporation Merger, shareholders of PW will become shareholders of Power REIT, a Maryland real estate investment trust.  Power REIT will be governed by its Amended and Restated Declaration of Trust and Bylaws, which are attached as Exhibits to this prospectus, as well as the applicable laws of the State of Maryland, including the Maryland REIT Law and the Maryland General Corporation Law (“MGCL”).

There are several differences between Pennsylvania and Maryland law, as well as among these Pennsylvania and Maryland governing documents.  The following is a summary comparison of:

•	the current rights of PW shareholders under the Pennsylvania Business Trust Law, and by the PW Declaration of Trust and PW Regulations, as amended from time to time; and

•	the future rights of Power REIT shareholders under the Maryland General Corporation Law, Maryland REIT Law and the Power REIT Declaration of Trust and Power REIT Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the MGCL, Maryland REIT Law, the Pennsylvania Business Trust Law, the PW Declaration of Trust, the PW Regulations, the Power REIT Declaration of Trust, and the Power REIT Bylaws.  Copies of the PW Declaration of Trust and PW Bylaws are incorporated by reference in this prospectus.  The PW Declaration of Trust, the PW Regulations, the Power REIT Declaration of Trust and the Power REIT Bylaws will be sent to shareholders, upon request. See “Where You Can Find Additional Information.”

	Rights of PW Shareholders	Rights of Power REIT Shareholders

Corporate Governance
PW is a Pennsylvania business trust that is a REIT for U.S. federal income tax purposes.

The rights of PW shareholders are governed by the Pennsylvania business trust laws, the PBCL and the PW Declaration of Trust and PW Regulations.

Power REIT is a Maryland real estate investment trust that is a REIT for U.S. federal income tax purposes.

The rights of Power REIT shareholders are governed by the Maryland REIT Law, the MGCL, Power REIT Declaration of Trust and Power REIT Bylaws.

Authorized Capital Shares	The authorized capital shares of PW currently consists of an unlimited number of shares, no par value, of beneficial interests of PW.	The authorized capital shares of Power REIT currently consists of 100,000,000 shares, $0.001 par value per share, of beneficial interests of Power REIT.

Amendment of the Declaration of Trust	PW’s Declaration of Trust provides that the Trustees may from time to time amend any provision of the Declaration of Trust by a certificate signed by a majority of the Trustees.
As permitted by the Maryland REIT Law, Power REIT’s Declaration of Trust provides that the trustees may amend the Declaration of Trust from time to time without any action by the shareholders, except:
(i) to increase the liability of shareholders;
(ii) to require additional contributions from shareholders;
(iii) to amend the amendment provisions of the Declaration of Trust; and

	Rights of PW Shareholders	Rights of Power REIT Shareholders

(iii) no amendment may be made by the Board of Trustees that requires a shareholder vote under Maryland REIT Law.
All other amendments to the Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable, and such amendment has been approved by the affirmative vote of the majority of shareholders voting at a duly organized meeting of shareholders.

Amendment of Regulations or Bylaws
The PW Regulations provide that the Regulations may be altered or repealed by the Trustees at any regular or special meeting, or without a meeting by written instrument signed by all of the Trustees and filed with the minutes of the trust.
Under Power REIT’s Bylaws and Declaration of Trust, the board of trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and make new Bylaws.

Election of Trustees	The PW Regulations provide that each shareholder may vote the number of shares owned for the election of Trustees and other business. There is no cumulative voting.	The Power REIT Bylaws provide that each shareholder may vote the number of shares owned for the election of Trustees and other business. There is no cumulative voting.

Removal of Directors/Trustees
The PW Declaration of Trust and Regulations do not contain these provisions.  The PBCL provides that, unless otherwise provided by the bylaws, directors may be removed with or without cause by the vote of shareholders entitled to elect directors.”

The Declaration of Trust provides that the shareholders may remove any trustee “for cause”, by the affirmative vote of 2/3 of all the shares outstanding and entitled to be cast for the election of trustees.

Newly Created Directorships and Vacancies	The PW Declaration of Trust provides that a vacancy among the Trustees may be filled for the remainder of the term by a written designation signed by a majority of the remaining Trustees.
The Power REIT Bylaws provide that any vacancies on the board or newly created trusteeships may be filled by the affirmative vote of a majority of the remaining trustees, even if a quorum is not present. Any trustee elected in this manner shall hold office for the unexpired term of the trustee he or she is replacing and until a successor is elected and qualified or until the next annual shareholder’s meeting.

Quorum of Board	The PW Regulations provide that a majority of the Trustees shall constitute a quorum.	The Power REIT Bylaws provide that a majority of the board of trustees shall constitute a quorum.

Annual Meetings of Shareholders	The PW Regulations provide that the annual meeting of shareholders will be held on May 1st of each year, or on any other day fixed by the Trustees.	The Power REIT Bylaws provide that the annual meeting of shareholders will be held within fifteen months after the last annual meeting on such date and time fixed by the board of Trustees.

	Rights of PW Shareholders	Rights of Power REIT Shareholders

Special Meetings of Shareholders	Under the PW Regulations, special meetings of the shareholders may be called at any time by the Chairman of the Board or by any two or more Trustees.
The Power REIT Bylaws provide that a special meeting of the shareholders may be called at any time by the Board of Trustees, or by the chairman of the board, or by the chief executive officer, or by the holders of shares in the aggregate entitled to cast not less than a majority of the votes entitled to be cast at the meeting.

Quorum at Shareholders Meetings	The PW Regulations provide that the presence in person or by proxy of the holders of a 33 1/3% of the shares entitled to vote at a meeting constitutes a quorum for that meeting.
The Power REIT Bylaws provide that the presence in person or by proxy of shareholders entitled to cast 33 1/3% of all the votes entitled to be cast at such meeting shall constitute a quorum for that meeting.

Rights Plan	PW does not have a shareholders’ rights plan.	Power REIT does not have a shareholders’ rights plan.

Certain Voting Requirements
Under the PW Regulations, when a quorum is present at any meeting of the beneficiaries, the vote of the holders of a majority of the shares of beneficial interest having voting power, present in person or represented by proxy, shall decide any question properly brought before the meeting, and upon which the beneficiaries are entitled to vote.

Each beneficiary of record has the right at every meeting of the beneficiaries to one vote for every PW share standing in his names on the books of PW, on a non-cumulative basis.

Under the Power REIT Bylaws, except as otherwise provided by the Declaration of Trust or by applicable law, action by shareholders generally is taken by the affirmative vote, at a meeting at which a quorum is present, of a majority of the votes cast on that share action.

Each Power REIT common share entitles the holder to one vote on each matter upon which shareholders have the right to vote.

Shareholder Action by Written Consent	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Power REIT Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if consent in writing, setting forth such action, is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of a meeting of shareholders (but not to vote thereat) has waived in writing any right to dissent from such action.

Inspection Rights
Under the PW Regulations, the shareholders have the right to inspect the list of beneficiaries entitled to vote at a meeting.  The PBCL requires that every shareholder shall have the right, upon written verified demand stating the purpose thereof, have a right to examine the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors.
Under Maryland REIT law, any shareholder of a real estate investment trust may inspect and copy the Bylaws of the trust, minutes of proceedings of shareholders, annual statements of affairs of the trust and voting trust agreements.

	Rights of PW Shareholders	Rights of Power REIT Shareholders

Standard of Conduct	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Maryland REIT Law expressly incorporates provisions of the MGCL, and thus Power REIT trustees are required to perform his or her duties in good faith, with a reasonable belief that his or her actions are in the best interest of the trust and with the care of an ordinary prudent person in a like position under similar circumstances.  Additionally, under Maryland law, an act of a trustee relating to an acquisition or potential acquisition of control may not be subject to a higher duty or greater scrutiny than is applied to any other act of a trustee.

Limitation on Ownership
The ownership restrictions in PW’s Declaration of Trust generally prohibit the actual or beneficial ownership of more than 9.9% of the outstanding shares of each class or series of PW shares, unless an exception applies or an exemption is granted by the Board of Trustees.

The Maryland REIT Law expressly allows the declaration of trust to provide for restrictions on transferability designed to facilitate qualification as a REIT under the Internal Revenue Code or for any other purpose, which could include defense against an unsolicited bid for a change of control.

The ownership restrictions in Power REIT’s Declaration of Trust generally prohibit the actual or beneficial ownership of more than 9.9% of the outstanding shares of each class or series of Power REIT’s shares, unless an exception applies or an exemption is granted by the Board of Trustees. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of Power REIT’s outstanding shares otherwise would be considered owned by five or fewer individuals, then a number of shares necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a designated charitable beneficiary.

Notice of Holdings	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Power REIT Declaration requires every owner of more than two percent (2%) of the outstanding shares of Power REIT to give written notice to the Trust stating the name and address of each such owner.

	Rights of PW Shareholders	Rights of Power REIT Shareholders

Advance Notice of Directors/Trustees Nomination and of New Business Proposals	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Power REIT Bylaws provide that for nominations for election to the Board of Trustees (other than a person nominated by or at the election of the Board of Trustees) or other business to be properly brought before an annual meeting by a shareholder or group of shareholders who collectively hold both investment and voting control over at least five percent (5%) of the shares of the Trust for at least three consecutive years, such shareholder(s) must have given timely and proper notice thereof in writing to the Secretary of the Trust and such other business must otherwise be a proper matter for action by shareholders in accordance with the Bylaws.

Such shareholder(s) generally will be required to give notice to Power REIT at least 90 but not more than 120 days prior to the anniversary date of the immediately preceding annual meeting when they intend to nominate directors or propose actions to be taken at a meeting.

Indemnification of Directors/Trustees and Officers
The PW Declaration of Trust provides that trustees and officers of PW shall be indemnified by the Trust against all liability and expense relating to an action if (a) there is a final judgment in the action that there was no negligence or misconduct on his part, or (b) the Trust receives a written opinion of legal counsel that (i) the conduct of the person was in good faith for a purpose which he reasonably believed to be in the best interests of the Trust, and, in any criminal action, that the person had no reasonable cause to believe that his conduct was unlawful, and (ii) indemnification under the Declaration of Trust may be legally and validly made.

The Maryland REIT Law provides that a Maryland REIT trust may indemnify or advance expenses to trustees, officers, employees and agents of the trust to the same extent as is permitted for directors, officers, employees and agents of a Maryland corporation under the MGCL. The Power REIT Declaration of Trust provides that Power REIT has indemnified trustees and officers to the maximum extent permitted by Maryland law, against reasonable expenses and any liability paid or incurred by such person in connection with an actual (whether pending or completed) or threatened actions.

Limitations on Liability for Directors/Trustees and Officers
PW’s Declaration of Trust provides that no Trustee shall be liable individually for any negligence, error in judgment, or for any act or omission, except for his own willful misfeasance, bad faith or gross negligence in the conduct of his duties.

Power REIT’s Declaration of Trust, as permitted by Maryland REIT Law, eliminates or limits the personal liability of a trustee or officer to the corporation or its stockholders for any money damages except (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received or (b) to the extent that a court finds that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

	Rights of PW Shareholders	Rights of Power REIT Shareholders

Appraisal Rights	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Maryland REIT Law provides that objecting shareholders of a merging Maryland REIT trust have the same rights to demand and receive payment of the “fair value” of their shares as objecting stockholders of a Maryland corporation under the MGCL, subject to certain exceptions, including the ability to eliminate appraisal rights through a provision in a declaration of trust.  Power REIT’s Declaration of Trust includes such a provision to eliminate appraisal rights of Power REIT shareholders.

Dividends and Other Distributions	The PW Declaration of Trust and Regulations do not contain any such provisions.
The Maryland REIT Law contains no limitations on the payment of dividends or other distributions by a Maryland REIT trust.  Power REIT’s Declaration of Trust provides that the trustees, subject to the provisions of the Maryland REIT Law, may declare and pay dividends of other distributions as the trustees in their discretion from time to time shall determine

Business Combinations	The PW Declaration of Trust and Regulations do not contain any such provisions.
As permitted by the Maryland REIT Law, the Power REIT Declaration of Trust requires that any transaction resulting in a merger, a consolidation or a sale of Trust property be approved by the affirmative vote of the holders of a majority of shares present in person or by proxy and casting a vote on the matter at a duly organized meeting shall, except where the Trust is the successor in the merger.

Control Share Acquisitions	The PW Declaration of Trust and Regulations do not contain any such provisions.
The MGCL provides that “control shares” of a Maryland REIT acquired in a shareholders “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. “Control Shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

	Rights of PW Shareholders	Rights of Power REIT Shareholders

As permitted by the MGCL, Power REIT’s Bylaws contain a provision exempting any and all acquisitions of Power REIT’s shares from the control shares provisions of Maryland law.

Board Committees
The PW Regulations provide that Trustees may by resolution appoint two or more of their members to an Executive Committee, which may exercise the powers of the Trustees to the extent provided for in such resolution.  The Trustees may also appoint such other committees, consisting of Trustees or others, to perform such duties as the Trustees determine.

PW currently has an Audit Committee and a Compensation Committee.

The Maryland REIT Law contains no provision for or limitation on the composition of or delegation of powers to committees of the board of trustees of a Maryland REIT. The Board of Trustees may establish committees of trustees and may delegate to a committee any of the powers of the board of trustees. The declaration of trust or bylaws may also provide for the establishment of one or more standing committees upon the occurrence of certain events.  The Maryland REIT Law specifically permits single-trustee committees on the board of trustees, provided that such committees are authorized in the declaration of trust or bylaws.

Following the completion of the Reincorporation Merger, Power REIT will have an Audit Committee and a Compensation Committee.

EXPERTS

Our consolidated balance sheets as of December 31, 2010 and December 31, 2009 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2010 appearing in our Annual Report on Form 10-K for the year ended December 31, 2010 are incorporated by reference herein in reliance upon the report of Gibbons & Kawash A.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities to be offered by this prospectus will be passed upon for us by Leech Tishman Fuscaldo & Lampl, LLC.

INCORPORATION BY REFERENCE

The information incorporated by reference in this prospectus as described below is considered to be a part of this prospectus, except for any information that is modified or superseded by information that is included directly in this prospectus or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference the documents listed below that PW has previously filed with the SEC. They contain important information about PW and its financial condition.

•	PW’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	PW’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•
PW’s Current Reports on Form 8-K filed on July 13, 2010, August 11, 2010, October 5, 2010, December 7, 2010, February 15, 2011, March 11, 2011, March 17, 2011, April 29, 2011, May 17, 2011, May 26, 2011 and June 1, 2011, August 31, 2011, and October 17, 2011;

•	The definitive proxy statement and all amendments thereto for PW’s 2011 Annual Meeting of Shareholders;

•
All other reports filed with the SEC under Section 13(a) or 15(d) of the Exchange Act or proxy or information statements filed under Section 14 of the Exchange Act since December 31, 2010 and before the date of this prospectus.

For information on where to find these documents, see “Where You Can Find More Information.”

Additionally, also incorporated by reference are all documents that the Company may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the effectiveness date of this Registration Statement.  These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement.

After the consummation of the Reincorporation Merger, we intend that Power REIT will become the successor issuer to PW under the Exchange Act, and we further intend that pursuant to Rule 12g-3(a) under the Exchange Act, the shares of Power REIT, as successor issuer, will be deemed registered under Section 12(b) of the Exchange Act.

MATERIAL CHANGES

There have been no material changes to PW’s financial condition or results of operations since the last filing of PW’s 10-Q with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding us that we file electronically with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Power REIT’s declaration of trust provides that it shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. Power REIT has the authority, with the approval of its Board of Trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of Power REIT in any of the capacities described above and to any employee or agent of Power REIT or a predecessor of Power REIT. Maryland law requires Power REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

PW maintains a directors’ and officers’ liability insurance policy (the “D&O Policy”) which provides for payment, on behalf of the trustees and officers of PW and its subsidiaries of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of PW and/or its subsidiaries, as the case may be.   The Company expects the D&O Policy to cover the officers and trustees of Power REIT and its subsidiaries, including PW, after the Reincorporation Merger is completed.

Item 21. Exhibits and Financial Statements.

(a)	Item 21(a) is incorporated by reference to the Exhibit Index.
(b)	Financial Statement Schedules:

See Index to Financial Statement Schedules in PW’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 20, 2011.

POWER REIT
PITTSBURGH & WEST VIRGINIA RAILROAD

/s/ David H. Lesser
By:	David H. Lesser
Title:	CEO and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Virgil E. Wenger
By:	Virgil E. Wenger
Title:	Board Member

/s/ William S. Susman
By:	William S. Susman
Title:	Board Member

/s/ Patrick R. Haynes, III
By:	Patrick R. Haynes, III
Title:	Board Member

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

2.1**	Form of Agreement and Plan of Merger by and among Pittsburgh & West Virginia Railroad, Power REIT and Power REIT PA, LLC.
3.1**	Form of Articles of Amendment and Restatement of Declaration of Trust of Power REIT.
3.2*	Bylaws of Power REIT.
5.1*	Form of Legal Opinion of Leech Tishman Fuscaldo & Lampl LLC.
8.1*	Form of Tax Opinion of Leech Tishman Fuscaldo & Lampl LLC.
23.1*	Form of Consent of Gibbons & Kawash A.C., Independent Registered Accounting Firm.

* Filed herewith.
** Previously filed with the Registration Statement on Form S-4 filed on August 31, 2011.